EXHIBIT 16.1

October 29, 2003


Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 24, 2003, to be filed by our former client, Distributed Power, Inc. (formerly known as New World Power Corporation). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

Lazar, Levine & Felix